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                                                                       Exhibit 5



                                 April 15, 2002



The Timken Company
1835 Dueber Avenue, S.W.
Canton, Ohio  44706-2798

                       Re:  Long-Term Incentive Plan (As Amended
                            and Restated as of January 30, 2002)

Ladies and Gentlemen:

            As Senior Vice President and General Counsel of The Timken Company, an Ohio corporation (the "Registrant"), I have acted as counsel for the Registrant in connection with its Long-Term Incentive Plan (As Amended and Restated as of January 30, 2002) (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereon, I am of the opinion that the Registrant's common shares, without par value (the "Common Shares"), that may be issued or transferred and sold pursuant to the Plan and the agreements contemplated thereunder (the "Agreements") have been duly authorized and will be, when issued or transferred and sold in accordance with the Plan and such Agreements, validly issued, fully paid and nonassessable.

            I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed by the Registrant to effect registration of the 2,900,000 Common Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                       /s/ William R. Burkhart
                                       --------------------------------
                                       William R. Burkhart, Esq.
                                       Senior Vice President and General Counsel